COMMITMENT LETTER FROM WELLS FARGO BANK WEST, N.A.
                          DATED OCTOBER 20, 2000

                                                        EXHIBIT (B)-1


October 20, 2000




Alan Bergold, President
HIA, Inc.
4275 Forest Street
Denver, CO  80216

Dear Mr. Bergold:

Subject: Tender Offer on the HIA, Inc. ("HIA") Public Stock for a Maximum of 3,000,000 Shares

This letter is to confirm to you that Wells Fargo Bank West, N.A. has approved the credit facilities shown on the attached Term Sheet dated October 20, 2000. The Bank hereby commits to make the loans to HIA's wholly-owned subsidiary CPS Distributors, Inc. ("CPS"), and CPS's wholly-owned subsidiaries, Water Systems, Inc. and Western Pipe Supply Co., Inc. subject to the following conditions: (i) no Event of Default or event that with the passage of time or both would constitute an Event of Default; and (ii) loan documentation acceptable to our legal counsel.

If the closing does not take place on or before December 31, 2000, this commitment shall expire and be of no further force and effect whatsoever.

Sincerely,
/s/ Randall Schmidt
Randall Schmidt
Vice President
Commercial Banking

rjs

Enclosures

              CPS DISTRIBUTORS, INC., WATER SYSTEMS, INC.
                AND WESTERN PIPE SUPPLY CO., INC.
                            TERM SHEET
                         OCTOBER 20, 2000



CO-BORROWERS:                CPS Distributors, Inc., Water Systems,
Inc.
                             and Western Pipe Supply Co., Inc.

CREDIT FACILITY A:           Renew $5,000,000 (an increase of $500,000)
                             Revolving Line of Credit for general
                             corporate. Up to $350,000 of proceeds of revolving advances may be used by the Borrower to fund a portion of the tender offer described under Credit Facility B.
                             Availability shall be controlled by a
                             borrowing base equal to 80% of eligible
                             accounts receivable plus 65% of eligible dated receivables (cap of $1,000,000) plus
                             50% of eligible inventory (cap of
                             $3,000,000), less 105% of the Deustch
                             Financial Services Corporation payable
less
                             the loan balance of Term Loans B and C.

CREDIT FACILITY B:           $500,000 Term Loan to finance the purchase
                             of treasury stock (the "Tender Offer").
                             Tender Offer to shareholders of HIA, Inc.
                             shall not exceed $750,000 (3,000,000
shares
                             @ $0.25/share).  Total cost of the Tender
                             Offer including fees shall not exceed
                             $850,000.

CREDIT FACILITY C:           Existing $733,333 Term Loan.  Proceeds
                             were used to finance the acquisition of
                             Western Pipe and Supply, Inc. in May 1999.

MATURITY DATE:
  Facility A:                       December 31, 2002
  Facility B:                       December 31, 2005
  Facility C:                       May 31, 2004

INTEREST RATE:
  Facility A:                Bank Prime Rate (floating); interest
                             payable monthly

  Facility B:                On the day of the first advance, the
                             interest rate shall be fixed at the Bank's
                             Prime Rate minus 1/8%; interest shall be payable monthly beginning 1/31/01.

  Facility C:                8.125%; interest payable monthly

AMORTIZATION:
  Facility B:                Monthly principal payments of $8,333.33
                             beginning 1/31/01.

  Facility C:                Monthly principal payments of $11,905
                             beginning 8/31/99 and a balloon due at
                             maturity.


ORIGINATION FEE:             $2,500

PREPAYMENT FEES:
  Facility B and C:          _ of 1% of the face amount in year 1; r
                             of 1% of the face amount in year 2 and
of
                             1% of the face amount in year 3.

CLOSING EXPENSES:            The Borrower shall be responsible for all
                             costs and expenses reasonable incurred by the Bank in connection with the making and disbursement of the Loans, including but not limited to recording and filing fees, lien searches and legal fees and expenses.

COLLATERAL:                  Loans shall be secured by a first security
                             interest in all inventory, accounts,
                             inventory and unencumbered equipment and general intangibles of Borrower.

GUARANTORS:                  Loans shall be guaranteed by HIA, Inc.




FINANCIAL
COVENANTS:

                                                    11/30/00-       12/31/01 and
                                                    11/30/01        Thereafter
                                                    ---------       -----------
                             Minimum Tangible
                               Capital Funds:
                               December through July   2,000,000      2,500,000
                               August through November 2,600,000      3,100,000

                             Maximum Senior Debt to
                               Tangible Capital Funds     3.50:1         3.50:1

                             Minimum Current Ratio        1.25:1         1.25:1

                             Minimum Debt Service
                               Coverage                   1.30:1         1.30:1





FINANCIAL
REPORTING:                   No change from current agreement.

OTHER:                       The Bank's documents shall include
                             warranties, covenants and conditions as
are
                             customarily contained in documents
relating
                             to loans similar to this request.

COMMITMENT
AND FUNDING
SUBJECT TO:                  Satisfactory loan documentation